Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of May 6, 2022 (the “Effective Date”), by and between Farouq Tuweiq (the “Executive”) and Bel Fuse, Inc., a New Jersey corporation (the “Company”).

WHEREAS, the Company employs the Executive as its Chief Financial Officer; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of the Executive’s continued employment in such capacity;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Term. The Executive’s employment pursuant to the terms of this Agreement shall be effective as of the Effective Date and shall continue until terminated pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.	Position and Duties.
2.1

Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to the President and Chief Executive Officer of the Company (the “CEO”). In such position, the Executive shall have such duties, authority, and responsibility as are consistent with the Executive’s position.

2.2

Duties. During the Employment Term, the Executive will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, the Executive shall be permitted to (a) act or serve as a director, trustee, committee member, or principal of any type of civic or charitable organization, (b) manage the Executive’s passive personal investments, and (c) participate in the role with the entity that was previously approved by the Compensation Committee of the Board of Directors of the Company (the “Board”) prior to the Effective Date provided that such role does not interfere or conflict with your duties and responsibilities to the Company.

2.3

IP and Confidentiality Agreement.  That certain Employee Intellectual Property and Confidential Information Agreement (the “IP and Confidentiality Agreement”) dated December 7, 2020, remains in full force and effect.

3.	Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office in Jersey City, New Jersey.

4.	Compensation.
4.1

Base Salary. The Company shall pay the Executive an annual rate of base salary of $270,000 in accordance with the Company’s customary payroll practices and applicable wage payment laws. The Base Salary is subject to adjustment in the discretion of the Compensation Committee of the Board.  The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4.2

Bonus. The Executive’s target level bonus for 2022 shall be commensurate with that of other senior executives of the Company. For 2022, the Executive will also receive an incremental bonus equal to eight (8) weeks of Base Salary. To be eligible for such bonus amounts, the Executive must remain employed with the Company through December 31, 2022. Such bonuses amounts will be paid at the time the Company pays bonuses generally, but not later than March 15, 2023.  For years after 2022, the Executive will be eligible for a bonus of such amount, if any, and subject to such other conditions, as determined by the Compensation Committee of the Board in its discretion.

4.3

Deferred Compensation.  The Executive shall be eligible to participate in the Bel Fuse Inc. Nonqualified Deferred Compensation Plan (the “DCP”). For each of the first four years of participation in the DCP, the Company shall credit the Executive’s account under the DCP with $25,000.  Thereafter, the Company will credit the Executive’s DCP account with such annual amounts as are determined by the Compensation Committee of the Board in its discretion, with the target amount per year being $10,000. Notwithstanding anything contained in the DCP to the contrary, in addition to terms for accelerated vesting upon termination of employment due to death or “Disability” (as defined in the DCP) or upon a “Change in Control Event” (as defined in the DCP), the Executive’s account under the DCP attributable to Company credits shall 100% “cliff” vest upon the Executive’s attainment of age 55 if Executive is then employed by the Company.  If the Executive terminates employment with the Company prior to the earlier of age 55 or a Change in Control Event (as so defined), and other than due to death or Disability (as so defined), the Executive’s account under the DCP attributable to Company credits shall be forfeited.  The Company reserves the right to amend or terminate the DCP at any time in its sole discretion.

4.4

Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company for the benefit of employees of the Company generally, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans; provided, however, that your vacation accrual shall be at the rate of 6.66 hours per semi-monthly pay period. The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5

Perquisites; Transportation Allowance. During the Employment Term, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to other senior executives of the Company generally.  The Company will provide the Executive with an annual transportation allowance of $8,400 to be paid in accordance with regular pay practices.

4.6

Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

5.	Termination of Employment.
5.1

Notice and Date of Termination.  The Executive’s employment is “at-will” and the Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless the Executive is terminated for Cause (as defined in Section 6.3) or due to the Executive’s inability to perform his duties due to disability, either party shall be required to give the other party at least sixty (60) days’ advance written notice of any termination of the Executive’s employment; provided, further that the Company may accelerate the Executive’s date of termination following notice of the Executive’s resignation. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in Section 6 and shall have no further rights to any additional compensation or other benefits from the Company or any of its affiliates. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term.

5.2

Resignation of All Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.3

Exit Obligations. Upon termination of the Executive’s employment, regardless of the reason for such termination, or at any earlier time as directed by the Company, the Executive shall promptly deliver to the Company any and all tangible confidential information pertaining to the Company in the Executive’s possession (including for avoidance of doubt any digital confidential information) and promptly delete all confidential information pertaining to the Company from any computer, cellular phone or other digital or electronic device owned by the Executive.  In addition, upon termination of employment, regardless of the reason for such termination, or at any time earlier as directed by the Company, the Executive shall immediately deliver to the Company any property of the Company in the Executive’s possession. The Executive shall provide all Company access codes, passcodes, and administrator rights to the Company at any time during or after the Executive’s employment on demand.

6.	Separation Payments.
6.1

Accrued Amounts. Regardless of the reason for the Executive’s termination of employment, including due to death or disability, the Executive (or his estate or dependents, as applicable, in the event of his death) shall be entitled to receive the following (collectively, the “Accrued Amounts”):

i.	any accrued but unpaid Base Salary and any bonus earned under Section 4.2 hereof as of the December 31 coincident with or preceding the date of Executive’s termination of employment;

ii.	to the extent provided by Company policy, accrued but unused paid time-off which shall be in accordance with the Company’s customary payroll procedures;

iii.

reimbursement for unreimbursed business expenses properly incurred by the Executive prior to the date of termination, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

iv.	such employee benefits, if any, to which the Executive or the Executive’s dependents may be entitled under the Company’s employee benefit plans as of the date of termination.

6.2

Involuntary Termination. If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason (each as defined below), then the Executive shall be entitled to receive (i) the Accrued Amounts, and (ii) subject to the Executive’s execution and non-revocation of a release of claims in a form acceptable to the Company (the “Release”), the following:

a.

a lump sum severance payment in an amount equal to fifty percent (50%) of the annual Base Salary in effect as of the date of termination. Subject to Section 12.2 hereof, if applicable, such lump sum payment shall be paid with the pay period next following the date that the Release becomes effective; provided, however, that if the period for review and revocation of the Release spans two taxable years, such payment shall be made with the pay period following the later of (i) the first pay period ending in the second of such taxable years or the first pay period after the Release becomes effective; and

b.

all of the restricted shares of the Company’s Class B common stock awarded to the Executive pursuant to that certain Restricted Stock Award Agreement dated May 15, 2021 shall, to the extent not previously vested, thereupon be fully vested and the restrictions applicable to all such shares shall thereupon lapse.

6.3	Defined Terms. For purposes of this Agreement:
a.

“Cause” shall mean the Executive’s failure to perform the duties required of the Executive, as reasonably determined by the Board or the CEO, the breach of any material provision of this Agreement or the IP and Confidentiality Agreement, or the material violation of any rule, policy, or practice of the Company.

b.

“Good Reason” shall mean a material breach by the Company of its obligations under this Agreement (including those related to the Executive’s title, job duties, authority, job location, benefits, and compensation). The Executive shall be required to provide the CEO with ninety (90) days’ advance written notice of any resignation for Good Reason, with an opportunity during that time for the Company to cure any claimed material breach.  Such written notice shall state in reasonable detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based. No matter may be alleged to constitute Good Reason unless such written notice is provided to the CEO within sixty (60) days after the Executive is in possession of the material information upon which the resignation for Good Reason is based. If the Company reasonably cures the matter, a basis for resignation due to Good Reason shall be deemed not to have occurred.

7.

Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8.

Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9.

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a person specifically authorized by the Board to amend or modify this Agreement. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

10.

Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.	Section 409A.
12.1

General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

12.2

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

12.3	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
a.

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

b.	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

c.	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13.

Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

14.

Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15.

Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Bel Fuse, Inc.

206 Van Vorst Street

Jersey City, NJ 07302

Attn:  Sherry Urban, Vice President of Human Resources

If to the Executive, at the home address of the Executive recorded in the Company’s files.

16.

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

17.

Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Bel Fuse Inc.
By: /s/ Daniel Bernstein Name: Daniel Bernstein Title: President and CEO
EXECUTIVE
Signature: /s/ Farouq Tuweiq Print Name: Farouq Tuweiq

[Signature Page to Employment Agreement]